Exhibit 11

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

October 5, 2021

Portman Ridge Finance Corporation

650 Madison Avenue, 23rd Floor

New York, New York 10022

Re:    REGISTRATION STATEMENT ON FORM N-14

Ladies and Gentlemen:

We have acted as counsel to Portman Ridge Finance Corporation, a Delaware corporation (the “Company”) in connection with the Company’s offer (the “Exchange Offer”) to exchange $108,000,000 aggregate principal amount of its 4.875% Notes due 2026 (the “New Notes”) for any and all of its outstanding 4.875% Notes due 2026 (the “Old Notes”) pursuant to a registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Exchange”). The Old Notes were issued, and the New Notes are to be issued, under an Indenture dated as of October 3, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association (the “Trustee”), as supplemented by the third supplemental indenture, dated as of April 30, 2021 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association (the “Trustee”).

This opinion letter is being furnished to the Company in accordance with the requirements of Item 16(11) of Form N-14 under the Securities Act of 1933, as amended, and we express no opinion herein as to any matter other than as expressly stated herein with respect to the New Notes.

As your counsel, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including the following documents:

Portman Ridge Finance Corporation October 5, 2021 Page 2

(i)	the Registration Statement;

(ii)	the Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), certified as of the date hereof by an officer of the Company;

(iii)	the Third Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

(iv)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date (the “Certificate of Good Standing”);

(v)

the resolutions of the board of directors of the Company (the “Board of Directors”), relating to, among other things, the authorization and approval of the preparation and filing of the Registration Statement and the issuance of the New Notes, certified as of the date hereof by an officer of the Company (the “Resolutions”);

(vi)	the Indenture;

(vii)	a specimen copy of the form of the New Notes; and

(viii)	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us, the legal power and authority of all persons signing on behalf of parties to all documents and that the Trustee has duly authorized, executed and delivered the Indenture.

Portman Ridge Finance Corporation October 5, 2021 Page 3

In rendering the opinions expressed below, we have assumed that (a) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee, (b) the Registration Statement will have been declared effective by the Commission, (c) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, (d) the Old Notes have been, and the New Notes will have been, duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture, (e) at the time of the Exchange, the Company will be a validly existing corporation in good standing under the laws of the State of Delaware and (f) at the time of the Exchange, each of the Certificate of Incorporation, the Bylaws and the Resolutions remain in effect, without amendment. In addition, we have assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance and delivery of the New Notes.

Based on the foregoing and such examination of law as we have deemed necessary, and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that the New Notes, when duly executed, authenticated, issued and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinions are subject to the following qualifications:

(a)    The opinions expressed herein is limited by principles of equity (regardless of whether considered in a proceeding in equity or at law) that may limit the availability of certain rights and remedies and do not reflect the effect of bankruptcy (including preferences), insolvency, fraudulent conveyance, receivership, reorganization, moratorium and other laws or decisions relating to or affecting debtors’ obligations or creditors’ rights generally and, as to rights of indemnification and contribution, by principles of public policy. The opinions expressed above also do not reflect the effect of laws and equitable doctrines (including requirements that the parties to agreements act reasonably and in good faith and in a commercially reasonable manner, and give reasonable notice prior to exercising rights and remedies) or the effect of the exercise of discretion of the court before which any proceeding may be brought, which may limit the availability of any particular remedy but which will not, in our judgment, make the remedies available to the Trustee under the Indenture, taken as a whole, inadequate for the practical realization of the benefits provided for in the Indenture, except for the economic consequence of any delay that may be imposed thereby or result therefrom, and except that we express no opinion as to the rights of the Trustee to accelerate the due dates of any payment due thereunder or to exercise other remedies available to them on the happening of a non-material breach of any such document or agreement.

Portman Ridge Finance Corporation October 5, 2021 Page 4

(b)    Without limiting the generality of the foregoing, we express no opinion with respect to: (1) the availability of specific performance or other equitable remedies for noncompliance with any of the provisions contained in the Indenture; (2) the enforceability of provisions contained in the Indenture relating to the effect of laws which may be enacted in the future; (3) the enforceability of provisions in the Indenture purporting to waive the effect of applicable laws to the extent such waivers are prohibited by such applicable laws; (4) the effectiveness of any power-of-attorney given under the Indenture that is intended to bind successors and assigns that have not granted such powers by a power-of-attorney specifically executed by them; (5) provisions in the Indenture related to waivers of remedies (or the delay or omission of enforcement thereof), disclaimers, liability limitations or limitations on the obligations of the Trustee in circumstances in which a failure of condition or default by any party is not material; (6) the indemnification and contribution provisions of the Indenture if and to the extent that such provisions contravene public policy or might require indemnification or payments with respect to any litigation against a party to the Indenture determined adversely to the other party(ies) to such litigation, or any loss, cost or expense arising out of an indemnified party’s bad faith, gross negligence or willful misconduct or any violation by an indemnified party of statutory duties, general principles of equity or public policy; (7) any self-help provisions in the Indenture; (8) provisions in the Indenture that purport to establish evidentiary standards; (9) provisions in the Indenture that provide that certain rights or obligations are absolute or unconditional (other than guarantees or letter of credit reimbursement obligations); (10) the right of the Trustee to set off against funds held in any account maintained with the Trustee by the Company and which account is designated, or contains funds that such Trustee is aware have been set aside, for special purposes, such as payroll, trust and escrow accounts, or which funds are subject to special agreement between the Trustee and the Company precluding or limiting rights to set off funds; (11) provisions in the Indenture that provide for the enforceability of the remaining terms and provisions of the Indenture in circumstances in which certain other terms and provisions of the Indenture are illegal or unenforceable; (12) provisions in the Indenture that restrict access to or waive legal or equitable remedies or access to courts; (13) provisions in the Indenture that affect or confer jurisdiction (other than on the courts of New York); (14) provisions in the Indenture that permit the Trustee to act in its sole discretion or to be exculpated from liability for its actions to the extent not permitted by law; (15) any provision of the Indenture that may be construed as a forfeiture or penalty; (16) any provision of the Indenture that purports to provide that the terms thereof may not be varied or waived except in writing or that the express terms thereof supersede any inconsistent course of performance and/or usage of the trade; or (17) the effect of the laws of any jurisdiction in which a holder of the New Notes is located that limits the interest, fees or other charges it may impose for the New Notes or use of money or other credit.

Portman Ridge Finance Corporation October 5, 2021 Page 5

We express no opinion as to the laws of any jurisdiction other than the contract laws of the State of New York. Without limiting the foregoing, we express no opinion concerning any other laws of the State of New York or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Dechert LLP